Exhibit 10.1

Execution Copy

CERTAIN CONFIDENTIAL INFORMATION INDICATED BY “[***]” HAS BEEN OMITTED FROM THE FILED COPY OF THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

SHARE PURCHASE AGREEMENT

dated as of 28 June 2021

between

Paolo Galfetti Via delle Ginestre 6, IT-22063 Cantù (CO), Italy

(the “Seller 1”)

Giorgio Reiner

(the “Seller 2”)

Alessandro Bossi

(the “Seller 3”)

Massimo Poletti

(the “Seller 4”)

Onelife AG

(the “Seller 5”)

Dr. Thomas M. Rinderknecht

(the “Seller 6”)

HBM BioCapital II LP

(the “Seller 7”)

2

AKT s.r.l.

(the “Seller 8”)

Valentina Reiner

(the “Seller 9”)

Jacques Gonella

(the “Seller 10”)

Enrico Braglia

(the “Seller 11”)
(Seller 1 through Seller 11 together the “Sellers”
and each individually a “Seller”)

and

RELIEF THERAPEUTICS Holding SA
avenue de Sécheron 15, CH-1202 Geneva, Switzerland

(the “Buyer”)

regarding the sale and purchase of all shares in

APR Applied Pharma Research SA

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TABLE OF CONTENT

PREAMBLE		6

1.	DEFINITIONS AND INTERPRETATION	7

1.1	DEFINITIONS	7
1.2	INTERPRETATION	7

2.	SALE AND PURCHASE	7

3.	PURCHASE PRICE	7

3.1	CASH AMOUNT, PAYMENT SHARES AND MILESTONES	7
3.2	PAYMENT OF THE PURCHASE PRICE	8
3.3	ESCROW	9
3.4	SELLERS’ LOCK-UP AND LEAK-OUT	9
3.5	DILIGENCE OBLIGATIONS REGARDING MILESTONES	10

4.	ACTIONS BETWEEN SIGNING AND CLOSING	10

4.1	IN GENERAL	10
4.2	PRE-CLOSING COVENANTS OF THE SELLERS	11

5.	CONDITIONS PRECEDENT TO CLOSING	12

5.1	CONDITIONS TO THE OBLIGATIONS OF EACH PARTY	12
5.2	CONDITIONS PRECEDENT REGARDING THE OBLIGATIONS OF THE BUYER	12
5.3	WAIVER OF NON-SATISFIED CONDITIONS	13
5.4	RIGHT OF TERMINATION	13

6.	CLOSING	13

6.1	CLOSING DATE AND PLACE	13
6.2	ACTIONS BY THE SELLERS	13
6.3	ACTIONS BY THE BUYER	14
6.4	SIMULTANEOUS CLOSING ACTIONS	14
6.5	CLOSING CONFIRMATION	15
6.6	BENEFIT AND RISK	15

7.	POST-CLOSING SHARE TRANSFER	15

7.1	TRANSFER CONDITIONS	15
7.2	TRANSFER DATE	15
7.3	TRANSFER OF BUYER SHARES	15
7.4	BENEFIT AND RISK	15

8.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	16

8.1	INCORPORATION AND AUTHORITY	16
8.2	SHARES	16
8.3	INCORPORATION AND QUALIFICATION	18
8.4	LITIGATION	19
8.5	FINANCIAL STATEMENTS	19
8.6	TAXES	21
8.7	ASSETS	22
8.8	COMPLIANCE	22
8.9	MATERIAL CONTRACTS	23

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8.10	PERMITS	23
8.11	CLINICAL TRIALS	24
8.12	INSURANCE	24
8.13	INTELLECTUAL PROPERTY RIGHTS	25
8.14	IT SYSTEMS	26
8.15	DATA PROTECTION COMPLIANCE	27
8.16	MANUFACTURING AND PRODUCTS	27
8.17	CONDUCT OF BUSINESS SINCE THE LAST BALANCE SHEET DATE	28
8.18	EMPLOYMENT MATTERS	29
8.19	SOCIAL SECURITY AND PENSIONS	30
8.20	REAL ESTATE	31
8.21	M&A TRANSACTIONS	31
8.22	CORPORATE BOOKS	32
8.23	NO BROKER’S FEES	32
8.24	CERTAIN PAYMENTS	32
8.25	AFFILIATES AND CONNECTED PERSONS	32
8.26	FULL DISCLOSURE	32

9.	REPRESENTATIONS AND WARRANTIES OF THE BUYER	33

9.1	INCORPORATION AND AUTHORITY	33
9.2	EFFECT OF EXECUTION OF AGREEMENT	33
9.3	CONSENT	33
9.4	PAYMENT SHARES	33
9.5	MILESTONES	34

10.	EXCLUSIVE REPRESENTATIONS AND WARRANTIES	34

11.	REMEDIES OF BUYER FOR BREACH OF REPRESENTATIONS AND WARRANTIES	34

11.1	SELLERS’ RIGHT TO CURE AND SELLERS’ LIABILITY	34
11.2	NOTICE OF BREACH	34
11.3	TERM	35
11.4	THIRD-PARTY CLAIMS	35
11.5	REDUCTION OF LIABILITY	35
11.6	LIMITATION OF LIABILITY	36
11.7	REMEDIES OF THE SELLERS	36
11.8	EXCLUSIVE REMEDIES; NO RESCISSION	36

12.	SPECIFIC INDEMNITIES	37

12.1	GENERAL	37
12.2	COVID LOANS	37
12.3	LATE TRANSFER OF BUYER SHARES	37

13.	OTHER COVENANTS	37

13.1	CONFIDENTIALITY	37
13.2	PUBLIC ANNOUNCEMENTS	38
13.3	NON-COMPETITION AND NON-SOLICITATION BY CERTAIN SELLERS	38
13.4	REFUNDING OF COVID LOANS	39

14.	MISCELLANEOUS	39

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14.1	COSTS AND TRANSFER TAXES	39
14.2	SELLERS’ REPRESENTATIVE	39
14.3	NOTICES	40
14.4	WAIVER	41
14.5	ENTIRE AGREEMENT	41
14.6	SEVERABILITY	41
14.7	AMENDMENT	41
14.8	ASSIGNMENT	41
14.9	GOVERNING LAW	41
14.10	JURISDICTION	41

TABLE OF ANNEXES		45

ANNEX D – SHAREHOLDERS		46

ANNEX 1.1 – DEFINITIONS		47

ANNEX 3.3 – ESCROW AGREEMENT		54

ANNEX 6.2B) – ASSIGNMENT DECLARATION		55

ANNEX 6.2E) – AMENDMENT AGREEMENTS TO THE EMPLOYMENT AGREEMENTS OF THE KEY EMPLOYEES		56

ANNEX 8.5A) – FINANCIAL STATEMENTS		57

ANNEX 8.11A) – COMPANY CLINICAL TRIALS		58

ANNEX 8.13A) – INTELLECTUAL PROPERTY RIGHTS		59

ANNEX 11.5A) – DISCLOSED INFORMATION		60

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PREAMBLE

A.

APR Applied Pharma Research SA is a corporation organized under the laws of Switzerland, registered with the commercial register of the canton of Ticino under the company number CHE-101.714.120, with legal domicile at Via Corti 5, 6828 Balerna, Switzerland (the “Company”). The registered share capital of the Company amounts to CHF 640,596, divided into 640,596 registered shares with a nominal value of CHF 1.00 each, all fully paid-in (each a “Share” and several or all of them the “Shares”, as the context requires).

B.

The main corporate purpose of the Company as set forth in its articles of association and registered with the commercial register is the development and research of new technologies and methods in the chemical, pharmaceutical and food sectors, the registration of patents, as well as the registration of dietetic products, cosmetics and medical-surgical aids; it also manufactures and trades medical products, equipment and facilities on an international scale and acquire, hold, use or sell patents, trademarks and other intangible rights as well as licences (the “Business”).

C.

The Company directly owns all of the 100,000 registered shares with a nominal value of CHF 1.00 each, all fully paid-in, in APR Applied Pharma Research Holding SA Via Corti 5, a corporation organized under the laws of Switzerland, registered with the commercial register of the canton of Ticino under the company number CHE-467.502.231 and with legal domicile at Via Corti 5, 6828 Balerna, Switzerland (the “Swiss Subsidiary”), which in turn directly owns (i) the sole share with serial number 1 and a nominal value of EUR 25,000 of APR Applied Pharma Research Deutschland GmbH, a German limited liability company organized under the laws of Germany, registered with the commercial register of the regional court of Offenbach am Main under the company number HRB 51319 and with legal domicile at Offenbach am Main and its registered business address at Carl-Legien-Straße 15, 63073 Offenbach am Main, Germany (the “German Subsidiary”), and (ii) the sole quota having a nominal value of EUR 10,000 and representing 100% of the corporate capital of APR Applied Pharma Research - Italy S.r.l., a limited liability company organized under the laws of Italy, registered with the commercial register of Rome under the company number 03736410139 and with registered office at Corso Vittorio Emanuele II no. 154, 00186 Rome, Italy (the “Italian Subsidiary”; the Swiss Subsidiary, the German Subsidiary and the Italian Subsidiary each a “Subsidiary” and together the “Subsidiaries”; each of the Subsidiaries and the Company each a “Group Company” and together the “Group Companies” or the “Group” as the context requires).

D.	The Sellers are the sole owners of all Shares without any encumbrances as set forth in Annex D.

E.

The Buyer is a Swiss corporation organized under the laws of Switzerland, registered with the commercial register of the canton of Geneva under company number CHE-113.516.874, with legal domicile at avenue de Sécheron 15, CH-1202 Geneva, Switzerland. The current registered share capital of the Buyer amounts to CHF 34,002,301.56, divided into 3,400,230,156 common registered shares with a nominal value of CHF 0.01 each, all fully paid-in (together with any other fully paid-in registered shares of the Buyer yet to be issued out of its authorized share capital to complete the transactions envisaged under this Agreement, each a “Buyer Share” and several or all of them the “Buyer Shares”, as the context requires).

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F.	The Buyer is active as a biopharmaceutical company with its lead compound RLF-100TM (Aviptadil) in advanced clinical development to treat severe COVID-19 patients.

G.	Prior to the Signing Date, the Buyer has conducted and completed a Due Diligence on the Group Companies.

H.	The Sellers wish to sell to the Buyer and the Buyer wishes to purchase from the Sellers all the Shares pursuant to the terms and conditions of this Agreement.

Therefore, the Sellers and the Buyer (each a “Party” and together the “Parties”) have come to the following agreement:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Capitalized terms shall have the meaning assigned to such terms in Annex 1.1.

1.2	Interpretation

a)	Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders.

b)	Whenever the words “include”, “includes”, “including” and “in particular” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

c)

Any reference to “writing” or “written” includes any legible reproduction of words delivered in permanent and tangible form, including PDF files transmitted by e-mail (but does not include plain e-mail).

d)	Preambles are an integral part of this Agreement.

2.	SALE AND PURCHASE

Subject to the terms and conditions of this Agreement, each of the Sellers hereby sells and undertakes to transfer and assign at Closing to the Buyer, and the Buyer hereby purchases and undertakes to accept the transfer and assignment at Closing from the Sellers, of all of the Shares held by the respective Seller free and clear from any encumbrances. The Shares are sold and will at Closing be transferred together with all ancillary rights including the right to profits which have not yet been distributed.

3.	PURCHASE PRICE

3.1	Cash Amount, Payment Shares and Milestones

The aggregate maximum purchase price for all the Shares shall consist of:

a)	a fixed cash amount of CHF 21,500,000 (the “Cash Amount”); plus

b)

a fixed price of CHF 45,000,000 solely payable in Buyer Shares (the “Payment Shares”), being computed as the product of the 20 Day VWAP preceding and including 25 June 2021, multiplied by the number of Buyer Shares to equal CHF 45,000,000 (with any fractions of Buyer Shares to be rounded up); plus

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c)

4 (four) possible future contingent milestone payments in the aggregate maximum amount of up to CHF 35,000,000, upon the achievement of specific objectives as follows (each a “Milestone” and together the “Milestones”):

i)	CHF 7,000,000 upon the execution of the first definitive agreement for the commercialization of APR-AOS2020 (including but not limited to Sentinox);

ii)	CHF 7,000,000 upon the Launch of APR-AOS2020 (including but not limited to Sentinox) in the first of the big five European countries (France, Germany, Spain, Italy, United Kingdom);

iii)	CHF 7,000,000 upon the Launch of Golike in the United States of America; and

iv)	CHF 14,000,000 upon the Launch of APR-TD011 in the first of the big five European countries (France, Germany, Spain, Italy, United Kingdom),

(Cash Amount, Payment Shares and Milestones together the “Purchase Price”).

Each of the Milestones i), ii) and iii) hereinabove (if achieved) shall be payable as follows: (a) 40% (forty percent) in cash in CHF and (b) 60% (sixty percent) in Buyer Shares, being computed as the product of the 20 Day VWAP preceding and including the date of the achievement of the Milestone, multiplied by the number of Buyer Shares to equal the amount of the relevant Milestone (with any fractions of Buyer Shares to be rounded up).

The Milestone iv) hereinabove (if achieved) shall be payable as follows: (a) 25% (twenty-five percent) in cash in CHF and (b) 75% (seventy-five percent) in Buyer Shares, being computed as the product of the 20 Day VWAP preceding and including the date of the achievement of the Milestone, multiplied by the number of Buyer Shares to equal the amount of such Milestone (with any fractions of Buyer Shares to be rounded up).

3.2	Payment of the Purchase Price

On the Closing Date, the Buyer shall pay the Cash Amount, by electronic transfer in immediately available funds, to the bank account of the Sellers as set forth below (the “Sellers’ Bank Account”):

[***]

At the Transfer Date, the Buyer shall:

a)

transfer the Payment Shares less the Escrow Shares (the “Share Transfer”), by electronic transfer of the relevant number of Buyer Shares to the securities account of the Sellers notified by the Sellers to the Buyer no later than 10 (ten) Business Days prior to the Transfer Date (the “Sellers’ Securities Account”); and

b)	transfer the Escrow Shares, by electronic transfer of the relevant number of Buyer Shares, to the Escrow Account.

The Sellers will allocate the Cash Amount, the Share Transfer and any releases of Escrow Shares constituting part of the Purchase Price among themselves at their sole discretion, whereas the Buyer shall be fully released and discharged from its respective payment and transfer obligations upon crediting of such payment or transfer on the Sellers’ Bank Account and Sellers’ Securities Account, respectively, and, accordingly, there shall be no liability or duty whatsoever by the Buyer in connection with such allocation among the Sellers.

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The Buyer shall notify the Sellers within 5 (five) Business Days of the achievement of a Milestone event. Any Milestone payments shall be made within 15 (fifteen) Business Days upon the achievement of such Milestone (as documented reasonably satisfactory to the Buyer) (i) with respect to the cash portion, to the Sellers’ Bank Account or any other joint bank account of the Sellers duly notified by the Sellers within 5 (five) Business Days upon receipt of the Milestone notice from Buyer, and (ii) with respect to the Buyer Share portion, to the Sellers’ Securities Account or any other joint securities account of the Sellers duly notified by the Sellers within 5 (five) Business Days upon recipt of the Milestone notice from Buyer.

3.3	Escrow

As a security for any claims of the Buyer under this Agreement, the Buyer shall transfer at the Transfer Date an amount of CHF 4,000,000 in Payment Shares, being computed as the product of the 20 Day VWAP preceding and including 25 June 2021, multiplied by the number of Buyer Shares to equal CHF 4,000,000 (with any fractions of Payment Shares to be rounded up) (the “Escrow Shares”) to a securities account opened in the name of the Escrow Agent (the “Escrow Account”), on which the Escrow Shares shall be kept in escrow under the terms of an escrow agreement to be entered into by all the Sellers except for Sellers 9 through 11, the Buyer and the Escrow Agent, substantially in the form as set forth in Annex 3.3, to be executed at the Transfer Date (the “Escrow Agreement”).

12 (twelve) months after the Closing Date, the balance of the Escrow Account, less the amount of any claim under a Notice of Breach delivered by the Buyer to the Seller pursuant to Section 11.2 shall be released to the Sellers by transfer to the Sellers’ Securities Account, with the remainder remaining in Escrow until the claim is acknowledged or adjudicated.

Any transfer of Escrow Shares to either Party shall be made promptly on the day the obligation to release such Escrow Shares arises or – if such day is not a Business Day – on the next Business Day thereafter.

The fees and expenses of the Escrow Agent shall be borne equally by the Parties (i.e., 50% by the respective Sellers and 50% by the Buyer).

Any release of Escrow Shares to the Buyer from the Escrow Account for the compensation of any claim under a Notice of Breach delivered by the Buyer to the Seller pursuant to Section 11.2, shall be computed as the product of the 20 Day VWAP preceding and including the date in which the claim has been formally acknowledged or adjudicated.

3.4	Sellers’ Lock-Up and Leak-Out

Subject to all applicable securities Laws and obligations thereunder applicable to them, including to those related to the possession of material non-public (i.e., insider) information, and all applicable stock exchange rules and regulations, the Sellers shall be permitted to sell any Payment Shares acquired under this Agreement as follows:

a)	Except only as set forth in lit. d) hereinafter, during the first 75 calendar days subsequent to the Transfer Date (the “Lock-Up Period”), each Seller shall refrain from any sales of any Buyer Shares;

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b)

During the 90 calendar days following the end of the Lock-Up Period (the “Leak-Out Period”), the Sellers collectively (and any Seller individually only up to his/its ratable shareholding among the Sellers as set forth in Annex D) shall be permitted to carry out sales of Payment Shares (i) not exceeding per Trading Day 10% of the 90-day average trading volume of Buyer Shares at the SIX Swiss Exchange, and (ii) collectively for all Sellers together limited to an aggregate amount of CHF 20,000,000 during the entire Leak-Out Period; and

c)	After the Leak-Out Period, each Seller shall be permitted to carry out any sales of any Payment Shares acquired under this Agreement;

d)

As the sole exception to the restrictions set forth in lit. a) hereinabove, during the Lock-Up Period, for tax purposes only, Qualifying Sellers collectively (and any Qualifying Seller individually only up to his/its ratable shareholding among the Sellers as set forth in Annex D) shall be permitted to carry out sales of Buyer Shares (i) not exceeding per Trading Day 10% of the 90-day average trading volume of Buyer Shares at the SIX Swiss Exchange, and (ii) collectively for all Sellers together limited to an aggregate maximum number of 25,000,000 Buyer Shares.

3.5	Diligence Obligations regarding Milestones

The Buyer, itself or through one or more of its Affiliates, licensees and sublicensees (including the Company or any successor corporation or entity), shall use commercially reasonable efforts to enable the Milestones being reached if, to the extent and when this is commercially, scientifically, technically and practicably feasible in line with market standards and best practice of clinical development. The Buyer may, for reasons set out hereinabove, abandon, suspend or stop any Milestone project, in which case the respective Milestone is deemed not achieved and the Sellers shall not have any right to receive any payment in relation to such Milestone. The sale (including licensing, divestment, transfer) and any other disposition of any Milestone project to a third party shall be deemed to be an achievement of such Milestone and the Sellers shall have the right to receive the agreed payment in relation to such Milestone. The Buyer shall provide prompt written notice to the Sellers, if the Buyer has resolved to abandon, suspend, stop, sell or otherwise dispose of any of the Milestone projects.

From the Closing Date until the date on which all Milestones are achieved and fully paid, within 30 (thirty) calendar days after the end of each calendar half year, the Buyer shall deliver to the Sellers a written report (a “Progress Report”) summarizing, to the extent permitted by applicable Law and stock exchange rules and regulations, in reasonable detail and on a reasonably current basis all material developments relating to the development of, regulatory approval for, manufacture and Launch of all the products being subject of a Milestone that have occurred prior to the date of such Progress Report.

4.	ACTIONS BETWEEN SIGNING AND CLOSING

4.1	In General

The Sellers, and the Buyer with respect to Sections 5.1a) and 5.1b), shall use their best efforts to procure that the conditions precedent set forth in Sections 5.1 and 5.2 (the “Closing Conditions”) will be satisfied on or before the Closing Date.

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4.2	Pre-Closing Covenants of the Sellers

Between the Signing Date up to and including the Closing Date, except where the prior written consent of the Buyer is obtained, the Sellers shall cause the Group to conduct its business, and the Group will be managed, in the ordinary and usual course of business consistent with past practice and in compliance with all applicable Laws and regulations.

Without limiting the foregoing, from the Signing Date up to and including the Closing Date, except where the prior written consent of the Buyer is obtained, or the relevant action is in the ordinary and usual course of business consistent with past practice and in compliance with all applicable Laws and regulations, the Sellers shall not, and shall procure that the Group Companies do not:

(i)	adopt or propose any change to its constitutional or corporate documents (including articles of association and internal regulations) or resolve its winding up or liquidation;

(ii)	issue or sell any shares or other securities or any options, warrants or rights to acquire any shares or other securities;

(iii)	resolve on, declare, make or pay any dividend or other distribution, payable in cash, stock or otherwise;

(iv)	transfer any shares or other securities that are directly or indirectly held by the Company to a third party;

(v)	merge or consolidate with any other Person, acquire or dispose assets at an individual price of more than CHF 100,000 or effect any business combination, recapitalization or similar transaction;

(vi)

sell, license out, abandon or otherwise dispose of any IP Rights or cause any of such IP Rights expire, be abandoned or revoked or have not been maintained effective by all requisite filings, renewals and payments to the relevant Governmental Authority;

(vii)	create, incur or allow to be created any Lien on any IP Rights or assets;

(viii)	create, incur or assume any indebtedness in excess of CHF 100,000 in the aggregate;

(ix)	make, increase or extend any loan or advance or grant any credit or guarantee to or in favour of any third party in excess of CHF 100,000 per item;

(x)

make any material change in the terms of employment of any director, officer or employee of a Group Company other than in accordance with past practice or contractual commitments existing at the Signing Date;

(xi)	form, enter into, vary, terminate or withdraw from any material partnership, consortium or joint venture;

(xii)	make any material change to its accounting procedures, principles or practices in effect at the Signing Date;

(xiii)	make or commit to make any unbudgeted capital expenditure in excess of CHF 100,000 per item or, CHF 200,000 in the aggregate;

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(xiv)	do anything or omit to do anything that could inhibit or impair the consummation of the transactions contemplated by this Agreement;

(xv)	enter into any transaction between the Seller on the one hand and a Group Company on the other hand;

(xvi)	institute or settle any litigation which is material to a Group Company or where the amount in dispute exceeds CHF 100,000;

(xvii)

enter into, amend, modify or give notice of, or consent to, the termination of any material agreement or amend, waive, modify, terminate or consent to the termination of any of a Group Company’s rights thereunder;

(xviii)	do or omit anything which would be reasonably likely to have a Material Adverse Effect;

(xix)

take any action or fail to take any action permitted by this Agreement that would result in (i) any of the representations and warranties of the Sellers set forth in this Agreement becoming untrue, inaccurate or misleading in any respect or (ii) any of the Closing Conditions not being satisfied; or

(xx)	agree or commit to do any of the foregoing.

5.	CONDITIONS PRECEDENT TO CLOSING

5.1	Conditions to the Obligations of each Party

The respective obligations of the Parties to effect the Closing as provided in Section 6 shall be subject to the satisfaction or waiver (where permissible) of all of the following Closing Conditions:

a)

All governmental approvals (other than the approval as set forth in Section 7.1a)) shall have been obtained or, where relevant, any waiting period under the applicable merger control or foreign investment Laws shall have expired or been terminated by the competent authorities;

b)

No action shall be pending and no order, injunction or decree of any competent court, administrative body or arbitration tribunal exists which seeks to enjoin, restrain, impede or levy a substantial difficulty on the consummation of the transactions contemplated hereunder;

c)	Any stock option plans of any Group Company have been terminated; and

d)	The employment agreements of the Key Employees shall have been amended and renewed according to the form of Annex 6.2e).

5.2	Conditions Precedent regarding the Obligations of the Buyer

The obligations of the Buyer regarding the performance of the transactions contemplated under this Agreement shall be subject to the satisfaction or waiver by the Buyer (where permissible) of all of the following Closing Conditions:

a)	The representations and warranties of the Sellers made in this Agreement are in all respects true and correct on the date on which these representations and warranties of the Sellers have been made;

b)	The Sellers shall have complied in all respects with its obligations and covenants under this Agreement on or before Closing; and

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c)	No Material Adverse Effect shall have occurred.

5.3	Waiver of Non-Satisfied Conditions

The Parties shall inform each other forthwith upon becoming aware of any fact or matter which could reasonably be expected to constitute the non-satisfaction of any Closing Condition. The Parties shall enter into good faith negotiations on how to resolve the issue and, without prejudice to any other provision of this Agreement, each Party shall be entitled to seek to cure at its own expense any breach.

5.4	Right of Termination

Should the Closing Conditions not be satisfied or waived in writing by the Party entitled to waive it on or before 30 June 2021 (the “Long Stop Date”), each Party may terminate this Agreement by giving notice to the other Party unless the Party wishing to terminate this Agreement wilfully or grossly negligently prevented, hindered, frustrated or interfered with the satisfaction of any or all the Closing Conditions in which case the other Party may either terminate this Agreement or waive such Closing Condition and request the consummation of the transactions contemplated by this Agreement.

If this Agreement is terminated pursuant to this Section 5.4, such termination shall be without liability of either Party to the other Party, provided that if such termination is the result of the wilful or grossly negligent misconduct of a Party such Party shall be liable to the other Party for any Damage incurred or sustained as a result of such misconduct.

If this Agreement is terminated pursuant to this Section 5.4, all provisions of this Agreement shall cease to be effective except for Section 5.4 (Right of Termination), Section 13.1 (Confidentiality), Section 13.2 (Public Announcements) and Section 14 (Miscellaneous).

6.	CLOSING

6.1	Closing Date and Place

Subject to the provisions contained herein, the closing of the transactions contemplated in this Agreement (the “Closing”) shall take place immediately following the fulfilment of the Closing Conditions, but latest on the Long Stop Date, or on another date mutually agreed on by the Parties (the “Closing Date”).

The Closing shall take place at the offices of BMA Brunoni Mottis & Associati studio legale SA in Lugano or at such other location as the Parties may agree.

6.2	Actions by the Sellers

At Closing, the Sellers shall simultaneously with the actions of the Buyer pursuant to Section 6.3 deliver to the Buyer or, as the case may be, procure Closing actions as follows:

a)

a certified copy of each power of attorney under which any of the documents referred to in this Section 6.2 are executed, including evidence reasonably satisfactory to the Buyer of the authority of any Person signing on behalf of the Sellers;

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b)

written assignment declarations in original regarding the transfer of all the Shares free and clear of any Liens from the Sellers to the Buyer (substantially in the form attached hereto as Annex 6.2b)), duly executed by the Sellers;

c)

(i) the updated share register of the Company including the registration of the Buyer as the new owner of all Shares, (ii) the updated beneficial owner register of the Company, and (iii) the updated beneficial owner register of the Swiss Subsidiary;

d)

a board resolution of the Company approving the transfer of the Shares to the Buyer and approving the registration (i) of the Buyer in the share register of the Company as sole new shareholder of the Company and (ii) of the beneficial owner notified by the Buyer (none) in the beneficial owner register of the Company;

e)	the duly signed amendment agreements to the employment agreements of the Key Employees substantially in the form attached hereto as Annex 6.2e), in original; and

f)

the duly signed resignation letters in original by all members of the board of directors and management board of the Company and the Swiss Subsidiary (in each case except for Seller 1); such resignations shall confirm that the resigning persons resign with immediate effect as of the Closing Date, have no claims against the Group Companies and waive any rights and claims of any kind against the Group Companies.

6.3	Actions by the Buyer

At Closing, the Buyer shall:

a)	pay the Cash Amount to the Sellers’ Bank Account;

b)	deliver the notifications regarding its beneficial owner (none) in original pursuant to art. 697j CO to the Sellers (acting on behalf of the Company and the Swiss Subsidiary, respectively); and

c)

deliver a certified copy of each power of attorney under which any of the documents referred to in this Section 6.3 are executed, including evidence reasonably satisfactory to the Sellers of the authority of any person signing on behalf of the Buyer.

6.4	Simultaneous Closing Actions

The Closing actions of the Sellers and the Buyer pursuant to Sections 6.2 and 6.3 shall take place simultaneously. The Closing is subject to the Closing Conditions having been satisfied or (where permissible) waived and all the Closing actions in Sections 6.2 and 6.3 having been completed.

If the Closing cannot be completed and the respective missing Closing action has not been waived by the respective Party in writing, then all Closing actions or declarations that have already been made or fulfilled shall be deemed null and void (but without affecting the validity and binding effect of this Agreement). In this event, the Parties undertake to reinstate forthwith the status as it was immediately before the Closing and to return, retransfer and reassign respectively any documents delivered or any payments or assets already transferred prior to or during the Closing.

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6.5	Closing Confirmation

At the Closing, the Parties shall execute a Closing confirmation, jointly prepared by the Parties prior to Closing, which shall serve as evidence for the consummation of the Closing actions (the “Closing Confirmation”).

6.6	Benefit and Risk

Subject to the provisions of this Agreement and subject to the occurrence of the Closing, the commercial benefit and risk with regard to the Shares shall pass to the Buyer with effect as of the Closing Date.

7.	POST-CLOSING SHARE TRANSFER

7.1	Transfer Conditions

The obligation of the Buyer to effect the transfer of Buyer Shares as provided in Section 7.3 shall be subject to the satisfaction or waiver (where permissible) of all of the following conditions precedent (the “Transfer Conditions”):

a)

All governmental approvals shall have been obtained or, where relevant, any waiting period under the applicable merger control or foreign investment Laws shall have expired or been terminated by the competent authorities, including, in particular, any approval by the SIX Swiss Exchange regarding pro-forma financial information, new (consolidated) financial statements and any listing prospectus or equivalent disclosure, if and to the extent applicable, and by the Swiss Federal and Geneva cantonal commercial register authorities; and

b)

No action shall be pending and no order, injunction or decree of any competent court, administrative body or arbitration tribunal exists which seeks to enjoin, restrain, impede or levy a substantial difficulty on the consummation of the transactions contemplated hereunder.

The Buyer shall use its best efforts to procure that the Transfer Conditions will be satisfied on or before the Transfer Date.

7.2	Transfer Date

Subject to the provisions contained herein, the Share Transfer shall take place within 10 (ten) Business Days following fulfilment of the Transfer Conditions, but latest on 30 September 2021, or on another date mutually agreed on by the Parties (the “Transfer Date”).

7.3	Transfer of Buyer Shares

At the Transfer Date, the Buyer shall:

a)	make the Share Transfer to the Sellers’ Securities Account; and

b)	transfer the Escrow Shares to the Escrow Account.

7.4	Benefit and Risk

Subject to the occurrence of the Share Transfer, the commercial benefit and risk with regard to the Payment Shares shall pass to the Sellers with effect as of the Transfer Date.

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8.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers represent and warrant with effect as of the Signing Date and as of the Closing Date the following:

8.1	Incorporation and Authority

a)	Each of the Sellers 5, 7 and 8 is validly incorporated, duly organized and lawfully existing in accordance with the laws of their jurisdiction.

b)

Each Seller individually represents that no bankruptcy, insolvency, composition or similar proceedings with general effect on its assets have been commenced or threatened against it and that there are no legal grounds to commence any such proceedings. There are no actions, suits or proceedings pending against the Sellers or any Affiliate of the Sellers before any Governmental Authority which involve a claim by a Governmental Authority or by a third party, which would operate to hinder or substantially impair the consummation of the transactions contemplated by this Agreement. The Sellers have no knowledge of any actions, suits or proceedings in accordance with the preceding sentence which have been threatened in writing to be filed or instituted against the Sellers or against any Affiliate of the Sellers.

c)

Each Seller has the absolute and unrestricted right, power, authority and capacity and it has taken all actions and obtained all consents and approvals (including from corporate bodies, spouses and authorities, or otherwise) necessary to execute, and perform its obligations under this Agreement.

d)

Each Seller individually represents that there are no limitations under applicable Law, its articles of association, resolutions or other corporate charter documents, any Judgments or any contracts by which it is bound that would prevent it from entering into or performing its obligations under this Agreement.

e)	All disclosures to Governmental Authorities in respect of the transaction contemplated hereunder required to be made by the Sellers have been timely and correctly made.

8.2	Shares

a)

Each Seller represents individually that it is the sole and unrestricted legal and beneficial owner of the Shares as set forth in Annex D, free and clear of any Lien and rights of third parties of any nature (including options, voting obligations or restrictions or other rights of whatever nature restricting the ownership, the disposability or the voting rights), and neither of the Sellers nor the Company are under any obligation to grant or create any such Liens or third-party rights. The Shares sold under this Agreement constitute all of the outstanding shares of the Company.

b)

Each Seller represents individually that, on the Closing Date, it assigns and transfers full legal and beneficial ownership of the Shares sold by it hereunder to the Buyer, free and clear from any Liens and third-party rights, and the Buyer will be the sole and unrestricted owner of such Shares.

c)

Each Seller represents individually that there is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against it in respect of its Shares or its entitlement to dispose of its Shares.

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d)

There are no resolutions pending to increase the authorized or issued sharecapital of the Company and there are no options, conversion rights or other commitments outstanding under which the Company is required to issue shares or other equity securities. All the Shares have been duly issued and are fully paid-in up to their nominal value.

e)	The Sellers have the right and power to sell and transfer to the Buyer the unencumbered and unrestricted ownership in all the Shares.

f)

The Shares are validly issued, fully paid-in and free of obligations to make additional capital payments, and represent the entire issued share capital of the Company, and the share capital of the Company has not been repaid in whole or in part. As of the Closing Date, there are no further shares, non-voting stock, other equity participation rights or options, convertible instruments or warrants with regard to the Company, or entitlements for the obtaining of such instruments or rights, or agreements which could result in the creation of such entitlements, or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any of the shares in the Company with the exception of the non-used, non-committed residual conditional capital as set forth in the articles of association of the Company.

g)

Other than the Subsidiaries, and the direct minority participations (Breej Technologies Inc and Nautilus Neurosciences Inc.) Fairly Disclosed in the Financial Statements, the Company has no subsidiaries, branches, permanent establishments or representation offices and it does not own, directly or indirectly, any participation or other interest in any other companies, partnerships or other businesses.

h)

The Company is the sole legal and beneficial direct owner of all the shares in the Swiss Subsidiary. The Swiss Subsidiary is the sole legal and beneficial direct owner of all the shares or quotas (as applicable) in the German Subsidiary and the Italian Subsidiary. The shares or quotas (as applicable) of each of the Subsidiaries as specified in Preamble C are validly issued, fully paid-in and free of obligations to make additional capital payments, and represent the entire issued share capital of each of the Subsidiaries, and the share capital of the each of the Subsidiaries has not been repaid in whole or in part. There are no resolutions pending to increase the authorized or issued share capital of any of the Subsidiaries and there are no options, conversion rights or other commitments outstanding under which any of the Subsidiaries is required to issue shares or other equity securities. As of the Closing Date, there are no further shares or quotas, non-voting stock, other equity participation rights or options, debt securities (e.g. titoli di debito), convertible instruments or warrants with regard to the Subsidiaries, or entitlements for the obtaining of such instruments or rights, or agreements which could result in the creation of such entitlements, or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any of the shares or other equity securities in any of the Subsidiaries.

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8.3	Incorporation and Qualification

a)

The Company is a corporation (Aktiengesellschaft) validly incorporated, duly organized and lawfully existing in accordance with the laws of Switzerland having its registered domicile in Balerna, Switzerland.

b)	The main corporate purpose of the Company as described in Preamble B is correct and complete.

c)

The Swiss Subsidiary is a corporation (Aktiengesellschaft) validly incorporated, duly organized and lawfully existing in accordance with the laws of Switzerland having its registered domicile in Balerna, Switzerland.

d)

The German Subsidiary is a limited liability company (Gesellschaft mit beschränkter Haftung) validly incorporated, duly organized and lawfully existing in accordance with the laws of Germany having its registered domicile in Offenbach am Main, Germany.

e)

The Italian Subsidiary is a limited liability company (Società a responabilità limitata) validly incorporated, duly organized and lawfully existing in accordance with the laws of Italy having its registered office in Corso Vittorio Emanuele II no. 154, Rome, Italy.

f)	The Group Companies have full corporate power and authority to own or use their assets and properties to carry on the Business as now being conducted.

g)

No proceedings are pending or threatened, no order has been made and no resolution has been passed or shareholders’ meeting convened which could lead to the voluntary or involuntary winding-up, liquidation or other dissolution of any Group Company. No bankruptcy proceedings or composition or general assignment proceedings are pending or threatened or have been applied for with regard to a Group Company. None of the Group Companies is insolvent or unable or threatened to be unable to pay its debt as they fall due. The Italian Subsidiary is not in any situation contemplated by articles 2482-bis or 2482-ter of the Italian Civil Code.

h)

The information set out in (i) the commercial register extract regarding the Company, (ii) the current articles of association of the Company together with its amended and restated shareholders agreement with the related board regulations and limitations of the CEO’s signing powers, (iii) the commercial register extract regarding the Swiss Subsidiary, (iv) the current articles of association of the Swiss Subsidiary, (v) the commercial register extract regarding the German Subsidiary, (vi) the current articles of association of the German Subsidiary, (vii) the Shareholders’ Register of the Company, (viii) the commercial register extract regarding the Italian Subsidiary, and (ix) the current articles of association of the Italian Subsidiary, all as Fairly Disclosed in the Disclosed Information, is up to date, correct and complete. In particular, there are no other or further signatory rights, powers of attorney or other rights to represent any Group Company. There are no procedures, resolutions, agreements or applications pending with the effect of altering such information. There have never been any matters with respect to any Group Company that must be registered in the commercial register, including any contributions in kind and/or (intended) contributions in kind, that were not registered in the commercial register. All the shareholders’ and directors’ meetings of the Group Companies have been held in compliance with applicable Law and the provisions of the articles of association and by-laws, respectively.

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i)

The Sellers with respect to the Company, the Company with respect to the Swiss Subsidiary, and the Swiss Subsidiary with respect to the German Subsidiary and the Italian Subsidiary, have always complied with their obligations with respect to the notification of their beneficial owners pursuant to applicable Law. The German Subsidiary has always complied with its reporting obligations to the German transparency register (Transparenzregister) pursuant to the German Anti Money Laundering Act (Geldwäschegesetz, GwG), and the Italian Subsidiary has always complied with its obligations under the applicable anti money laundering Law.

8.4	Litigation

a)

The Group Companies are not engaged in any litigation, action, suit, legal or administrative proceeding, arbitration or alternative dispute resolution proceeding pending before any Governmental Authority (each a “Litigation”), and, to the Sellers’ Best Knowledge, there is no such Litigation threatened in writing or to be expected.

b)

To the Sellers’ Best Knowledge, the Group Companies are not the subject of any investigation, inquiry or enforcement proceedings or process by any Governmental Authority, nor has any Seller or any Group Company received any written notice of any such investigation, inquiry, proceeding or process.

c)

The Group Companies are not subject to any decision, order or decree by any court, arbitral tribunal or administrative board or any settlement that imposed any outstanding or ongoing obligations on any Group Company.

8.5	Financial Statements

a)

Annex 8.5a) contains copies of the consolidated financial statements of the Company for the business year ended 31 December 2020, together with the notes and the limited review audit report (collectively the “Financial Statements”).

b)	The Financial Statements:

•

were prepared in accordance with the applicable statutory provisions, preserving continuity and past practice in all respects, and reflect accurately and correctly the material business events for and the results of operations of the Group Companies for the period to which they relate;

•	in all aspects correctly represent the assets and liabilities, property, financial and profits situation of the Group Companies as at the Last Balance Sheet Date;

•

make proper and sufficient provisions for all established liabilities of the Group Companies and proper and sufficient provisions for all deferred or contingent liabilities, all as required by the applicable statutory provisions and accounting principles;

•	the Financial Statements do not overstate any asset or understate any liability;

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•

the Financial Statements contain all liabilities, provisions and reserves that are usual or necessary and are known or should be known by the Sellers or any Group Company, with the exception of a reserve for the risky receivable related to the loan to David Chen;

•	the notes to the Financial Statements correctly disclose any contingent liability that is required to be disclosed therein;

•	the Financial Statements do not set-off any asset with any liability nor any income with any expenses;

•	there has been no dissolution of reserves that is not apparent from the Financial Statements;

•	the auditors of the Group Companies have issued unqualified limited review audit reports in respect of the Financial Statements;

•

no Group Company has withheld any information from the auditors, which, if disclosed, would have caused the auditors to qualify their limited review audit report or to refuse to issue their report with respect to any of the Financial Statements;

•	the Group Companies maintain adequate internal control processes;

•

the Group Companies maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are being executed only in accordance with appropriate authorization of management and are recorded as necessary to permit preparation of financial statements in conformity with applicable Laws; and

•

neither the Group Companies’ auditors nor any member of the management of a Group Company has identified or made any fraud or material written complaint that involves members of the management of any Group Company who have a role in the preparation of financial statements or accounting controls.

c)

The Group Companies have not incurred any liability or obligation which are required to be reflected in the Financial Statements other than (i) such as have been reflected in the Financial Statements or Fairly Dislcosed in the Disclosed Information (ii) such as have been incurred in the ordinary course of business consistent with past practice since the Last Balance Sheet Date.

d)

All accounts receivables of the Group Companies have arisen out of bona fide transactions in the ordinary course of business consistent with past practice and have been accounted for in accordance with the applicable statutory provisions and accounting principles. All accounts receivables are appropriately reserved and, as reserved, are good and collectible in accordance with the applicable statutory provisions and accounting principles. All accounts payable until the Closing Date have been paid in the ordinary course of business and consistent with past practice of the respective Group Company. All cash set forth in the Financial Statements is freely available for use by the Group Companies other than cash used in the ordinary course of business and other than for the limitations to the free use of cash as resulting from the Credit Agreement with Credit Suisse (Svizzera) SA and the Covid Loans.

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e)

Except as set forth in the Financial Statements, the Group Companies have no other indebtedness, including overdraft facilities, loans and other credit facilities outstanding against third parties or made available by third parties to any Group Company, and none of the Group Companies has issued any other surety, guarantee or comfort letter in favour of third parties and is neither unconditionally nor conditionally liable for any obligations of third parties. None of the Group Companies has entered into any off-balance sheet arrangements, liabilities or commitments.

8.6	Taxes

a)	Each of the Group Companies has complied with all applicable Laws relating to Tax and with the terms of any ruling obtained from any Tax authority.

b)

The Group Companies have timely filed with the appropriate Tax authorities all Tax Returns, registrations, refund requests, reports, notices, and other filings in respect of Tax required to be filed prior to the Closing Date. All information provided in such returns, registrations, refund requests, reports, notices, and other filings is true and complete in accordance with the applicable Laws and all such Tax documents have been prepared in the manner required by applicable Laws and are true, correct and complete, and accurately reflect the liability or credit for Taxes of the respective Group Company. There are no Tax audits, investigations, examinations or similar proceedings by any Tax or criminal authorities pending or threatened in writing.

c)

All Taxes relating to assessment periods (partially or fully) prior to or on the Closing Date have been paid or withheld or have been fully accrued for in the Financial Statements or otherwise, including, but not limited to, appropriate Taxes with regard to compensation, benefits and distributions.

d)	Since the Last Balance Sheet Date, liabilities for Taxes have only been accrued in the normal course of business and in line with past accounting periods.

e)

The Group Companies have not made open or hidden distributions or provided deliveries or services without adequate consideration to the Sellers or other Affiliates or to Connected Persons of the Sellers which could result in additional liabilities of a Group Company for Tax or in the non-acceptance of business expenses.

f)

The Group Companies have at their disposal all supporting documents in connection with (i) all filed Tax Returns, registrations, refund requests, reports, notices and other filings, and (ii) all Tax Returns, registrations, refund requests, reports, notices and other filings still to be filed which refer to assessment periods (partially or fully) before the Closing Date, in each case in form and substance in accordance with all applicable Laws.

g)

The Group Companies are not a party to any claim, action, investigation or proceeding by any Tax authority, nor has it received written notice from such authority of any claim, action, investigation or proceeding relating to Taxes, and no Tax Return of a Group Company is currently under Tax audit by any Tax authority and no written notice of any such Tax audit has been received.

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h)	The Group Companies do not have any outstanding obligations under any settlement agreements entered into with any Tax authority. There are no Tax rulings in place affecting any Group Company.

i)	No blocking periods imposed in connection with a tax neutral reorganisation (or similar restrictions) apply with respect to any Group Company.

j)

The Group Companies have filed on a timely basis all Tax Returns required to be made and have timely given all notices, accounts and information required to be given by them. All information provided was, when filed or given, true, complete and accurate in all respects. There is no outstanding dispute or disagreement between any Group Company and any Governmental Authority in respect of any Tax matter and there is no pending or threatened in writing audit or investigation relating to any Taxes for which any Group Company may become directly or indirectly liable.

k)	To the Sellers’ Best Knowledge, none of the Group Companies has committed any act nor carried out any operation that can result in a challenge by the relevant Tax authorities.

l)

Each of the Group Companies is Tax resident solely in its country of incorporation, and does not maintain a taxable presence in any other jurisdiction, including through activities of any branch, agency or permanent establishment.

8.7	Assets

The Group Companies have good and valid title to, or with respect to assets held under a lease, rental or other leasing agreement, the valid right to use, all the assets as reflected in the Financial Statements and necessary for the operation of the Business in the same manner as such operation is presently being conducted. Such assets are free and clear of any Liens, are adequate and fit for the requirements of the Business, are in good operating condition except for normal wear and tear, have been properly maintained and serviced as necessary, and are used exclusively in connection with the Business. None of such assets is in need of extraordinary maintenance or repair. Such assets are safe to operate in accordance with their current practice in their current condition.

8.8	Compliance

a)

To the Sellers’ Best Knowledge, the Group Companies and, in relation to the Business, their employees, officers and members of the management have always carried and are currently carrying on its business in compliance with all applicable Laws, the provisions of the articles of association and by-laws, respectively. In particular, no action, suit or proceeding by any third party or any Governmental Authority is pending, or threatened in writing, against any Group Company alleging any failure to comply with any applicable Laws, the provisions of the articles of association and by-laws, respectively.

b)

To the Sellers’ Best Knowledge, neither any Group Company nor (in relation to the Business) any of their employees, officers and members of the board of directors is or has at any time engaged in any activity, practice or conduct which would constitute an offence under any applicable anti-bribery Laws, anti-corruption Laws or any criminal Laws or, as far as the Italian Subsidiary in concerned, would result into any liability under the Italian Legislative Decree no. 231/2001. There are no proceedings pending in relation to such anti-bribery Laws, anti-corruption Laws or criminal Laws, and no such proceedings have been threatened in writing or are to be expected.

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8.9	Material Contracts

a)	All the Material Contracts are valid, binding, enforceable in accordance with their terms and are in full force and effect.

b)

The Group Companies have in all material respects properly performed all of their obligations arising out of the Material Contracts, and, as of the Signing Date, no written notice of termination has been received or given or, to the Sellers’ Best Knowledge, been threatened in writing relating to any of the Material Contracts. To the Sellers’ Best Knowledge, the counterparties to the Material Contracts have performed all material obligations arising out of such contracts and no ground for early termination exists. Other than as Fairly Disclosed in the Disclosed Information, upon consummation of the transactions contemplated by this Agreement, each Material Contract shall continue in full force and effect without penalty or other adverse consequence and no counterparty to any Material Contract has the right to terminate the relevant Material Contract or alter its obligations in any material respect as a result of the transactions contemplated by this Agreement.

c)

To the Sellers’ Best Knowledge, since the Last Balance Sheet Date up to and including the Signing Date, none of the Group Companies has been notified in writing by any material customer or supplier of their intention to terminate or failure to continue their business relationship with any Group Company and no material customer or supplier has terminated its agreement with any Group Company unless as Fairly Disclosed in the Disclosed Information. Material customers or suppliers for the purposes of this clause shall be the ten largest customers or suppliers of the respective Group Company in terms of revenues for the year 2020. To the Sellers’ Best Knowledge, there are no claims or other entitlements of the counterparties to the Material Contracts which are not explicitly reflected in the provisions of the Material Contracts.

d)

There are no outstanding claims whatsoever against any Group Company by Enterprise Innovation (Asia Pacific) Co. Ltd., David Cheng Yongee, Chen Gengping, Liang Chaoyang and Zu Mengjie or any of their Affiliates arising out of or in connection with the relationship regarding the establishment and financing of and granting of any exclusive license regarding Tehclo products for ocular use to, an envisaged joint undertaking not yet incorporated.

8.10	Permits

a)

The Group Companies have all licenses, permits, authorizations, consents and permissions from Governmental Authorities necessary to own and to operate their assets as currently owned or used by it and/or to conduct their business as currently conducted, as Fairly Disclosed in the Disclosed Information (the “Permits”) and there are no proceedings to suspend, cancel, revoke or not renew any such Permit or any part thereof, and no such proceedings have been threatened in writing.

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b)

All Permits are in full force and effect and, to the Sellers’ Best Knowledge, no circumstances exist which will result in a material modification, supervision, revocation or non-renewal of Permits. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation or the termination of, or adversely affect the rights and benefits afforded to the Group Companies by, any of the Permits or give any Governmental Authority or third party the right to terminate any of the Permits.

c)	To the Sellers’ Best Knowledge, the Group Companies are in compliance with the Permits in all respects. The Group Companies conduct and have conducted their business in compliance with the Permits.

8.11	Clinical Trials

a)

Annex 8.11a) lists all clinical trials for which the Company currently or in the past five years acts or has acted as sponsor or which are or have been conducted by or on behalf of or sponsored or otherwise supported by the Company or any Group Company (the “Company Clinical Trials”).

b)	No Group Company is, neither directly nor indirectly, involved in any other clinical trials or medical investigations of any products other than the Company Clinical Trials.

c)

For each Company Clinical Trial all necessary approvals, authorizations, consents, positive opinions or permits from Govermental Authorities required to conduct, or have conducted, the Company Clinical Trials (the “CT Approvals”) have been obtained and are valid as of the Signing Date. The Company has not made any false or misleading statements in any of its applications for CT Approvals and there are no reasons why any CT Approvals may be revocked or withdrawn.

d)

To the Sellers’ Best Knowledge, the conduct of all Company Clinical Trials has been in compliance with all applicable Laws, guidelines and regulations applicable to such trials, including GCP and GMP and in accordance with applicable industry standards. To the Sellers’ Best Knowledge, there are no outstanding adverse events or serious adverse events or equivalent events under applicable Laws arising from any past or ongoing Company Clinical Trials.

e)	The Company will obtain and be the unencumbered and unrestricted owner of all data and all results created in the sponsored kind of the Company Clinical Trials.

8.12	Insurance

a)

The Group Companies have obtained or have the benefit of insurance coverage, both as required by Law and as customary in their line of business, and specifically clinical trial and product liability insurance.

b)

The respective insurance contracts (the “Policies”) are all in full force and effect and will not be terminated, suspended or altered as a consequence of the Closing, and all premium thereunder have been duly paid when due. No notice of termination or cancellation with regard to any of the Policies has been given or received by any Group Company, and neither any Group Company nor the respective insurance companies have requested or announced any amendments to the Policies and no such termination, cancellation or request for amendment is to be expected.

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c)

There is no claim outstanding under any of the Policies (or under any policies previously held by any Group Company) in excess of CHF 100,000; all claims in excess of CHF 100,000 have been settled in full. Since 31 December 2019, there have been no claims as to which insurance coverage has been denied.

8.13	Intellectual Property Rights

a)

Annex 8.13a) contains a list of all the IP Rights owned or used by the Group Companies and sets forth an accurate, correct and complete list of the IP Rights subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar used in the business in each case including, (i) the current owner or registrant, (ii) the jurisdiction where the application, registration or issuance is filed, (iii) the application, and applicable registration and issue number, (iv) applicable application, registration and issue date, and (v) in case of licenses, (a) the licensor(s) by territory and (b) the agreements that govern those relationships. Except where a co-ownership interest with a third party is indicated on Annex 8.13a), the Company is the sole and exclusive owner or licensee (as the case may be) of all right, title, and interest in and to all such IP Rights. All IP Rights used or necessary in connection with the operations of the Group are owned or lawfully used by the respective Group Company.

b)

The Group Companies have validly acquired all right, title and interest in the IP Rights developed by their respective employees and/or freelancers or other external contractors which is relevant for the Business.

c)

Other than for what Fairly Disclosed in the Disclosed Information, all IP Rights subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar (i) have not been abandoned or canceled, (ii) have been maintained effective by all requisite filings, renewals and payments to the relevant Governmental Authority, and (iii) remain in full force and effect.

d)

Other than for the SWK Holding royalty interest in the Cambia IP Rights, no IP Rights are subject to any Lien. No claims, disputes, opposition or nullity proceedings are pending or threatened in writing challenging the ownership, use or validity of the IP Rights owned or used by the Group Companies.

e)

To the Sellers’ Best Knowledge, there is no infringement of any IP Rights owned by any Group Company by any third party. Other than as Fairly Disclosed in the Disclosed Information, in the last 5 (five) years prior to the Signing Date, to the Seller’s Best Knowledge, none of the Group Companies has been in conflict with, or infringed, or been threatened in writing in connection with the infringement of, any IP Rights of any third party and there were no material proceedings before any Governmental Authority alleging that any conduct of Group Companies constitutes infringement, misappropriation or other violation of any intellectual property of any third party. As of the Signing Date, (i) none of the Group Companies is in conflict with, or infringes, any IP Rights of any third party and, (ii) to the Sellers’ Best Knowledge, none of the Group Companies is threatened in writing in connection with any such infringement, and (iii) there are no material proceedings before any Governmental Authority alleging that any conduct of Group Companies constitutes infringement, misappropriation or other violation of any intellectual property of any third party.

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f)

All current and former officers and employees of any Group Company who are or have been involved in the creation or development of IP Rights have executed and delivered to the relevant Group Company an agreement providing for the valid assignment to the relevant Group Company any IP Rights made in the course of services performed by such officer or employee. No current or former employee of Group Companies has any right, title, or interest, directly or indirectly, in whole or in part, in any IP Rights of any Group Company nor is there any circumstance that might reasonably be expected to give rise to valid claims from him/her in connection with any of such IP Rights other than for certain royalty interests of third parties including certain current and former officers and employees as Fairly Disclosed in the Disclosed Information. All current and former freelancers of any Group Company who are or have been involved in the creation or development of IP Rights have executed and delivered an agreement validly assigning to such Group Company any IP Rights made by such freelancer in the course of such freelancer’s services. No current or former officer, employee or freelancer of any Group Company is in material violation of any term of any such assignment agreement between such person and the relevant Group Company nor has any such current or former officer, employee or freelancer of any Group Company alleged that he or she retains any ownership interest in any IP Rights.

g)	The Group Companies have implemented reasonable and market-standard measures to prevent unlawful use or disclosure of any trade secrets or other valuable business information of the Group Companies.

h)

The Group Companies are not aware of any material facts, or circumstances that would render any IP Rights invalid or unenforceable, and the Group Companies have not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any IP Rights that would constitute fraud or misrepresentation with respect to such application.

8.14	IT Systems

a)

Each Group Company owns or validly leases all computers, laptops, servers, printers, hubs, network equipment, phones and any similar technical devices as well as standard software (the “IT Systems”) used by that Group Company.

b)

The IT Systems are operating in all material respects in accordance with their functional specifications and otherwise as required by the Group Companies in connection with their operations as currently conducted.

c)

The IT Systems are adequate and fit for the operational and business requirements of the Group, and adequate back-up and disaster recovery procedures and policies have been implemented and are complied with. There have been no significant disruptions within the last twelve months.

d)	The Group Companies have up-to-date, complete and documented source codes of any and all software developed by their own employees and third parties or used for the Business.

e)	The IT Systems are sufficiently scaled for the continued conduct of the Business as the same is currently being conducted.

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f)	The IT Systems are regularly maintained and serviced and have received recent software/firmware updates.

g)

The IT Systems are protected with reasonable security measures against unlawful intrusion, damage, trojan horses, viruses, ransomware or other malware as well as fire or water or similar incidents which may impact the operability of the IT Systems.

h)	Since the Last Balance Sheet Date, no Group Company has suffered any material outage, disruption or malfunction of its IT Systems or any data loss or damage.

8.15	Data Protection Compliance

a)

The Group Companies have taken all customary steps and measures in order to assure the Group Companies to become, as soon as it is reasonably possible after the Closing, in compliance with collection, storage, use, disposal, disclosure, transfer and any other processing of any personal data by or on behalf of the Group Companies under the applicable data protection Laws, including the EU General Data Protection Regulation 2016/679 (GDPR).

b)

No Group Company is or has been subject to any investigation or proceeding by a competent data protection supervisory authority nor, , has any data subject raised a complaint or claim against any Group Company due to an alleged violation of applicable data protection Laws.

c)

There are no proceedings pending or, to the Seller’s Best Knowledge, threatened and no claims or complaints made against any Group Company by any Governmental Authority or other Person alleging a violation of any data protection Laws or any contractual obligations related to personal data.

d)

There have been no incidents or data security breaches, unauthorized or illegal access, disclosure or use of any of the personal data held by or on behalf of any Group Company. The Group Companies have not disclosed any data breach or network security breach to any Person or any Governmental Authority.

8.16	Manufacturing and Products

a)

To the Sellers’ Best Knowledge, there are no circumstances that might reasonably be expected to give rise to any claim from any Person or Governmental Authority relating to any defect in any product manufactured or sold or used in a Company Clinical Trial (including any component or ingredient for incorporation into other products) or any services rendered by any Group Company.

b)

The products developed, manufactured, supplied, licensed or sold by any Group Company or used in a Company Clinical Trial, which would require regulatory approvals, are duly approved and such registrations or approvals are complete, accurate and up-to-date in all material respects.

c)

The products developed, manufactured, supplied, licensed or sold or used in a Company Clinical Trial by any Group Company are developed, manufactured, supplied, licensed or sold in all respects in accordance with (i) the specifications and standards contained in relevant product registration documentations, (ii) the specifications and standards required by the customers and (iii) all applicable Laws and regulations, including all safety and compliance requirements.

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d)

The Group Companies have not developed, manufactured, supplied, licensed or sold or used in a Company Clinical Trial any products or rendered any services which do not comply with any warranties or representations expressly or implicitly made by a Group Company orwhich, to the Sellers’ Best Knowledge, otherwise give rise to any claim by any customer or any third party or Person in respect thereof, in each case other than warranty cases in the ordinary course of business.

e)

None of the Group Companies has received any unresolved claim in writing by any customer or any third party in respect of breach of express or implied warranties or representations, which would cause any cost or compensation owed by any Group Company to resolve such claims.

f)

There are no actions pending or, to the Seller’s Best Knowledge, threatened in writing or product recalls relating to any product developed, manufactured, supplied, sold, licensed or services rendered by or on behalf of any Group Company.

8.17	Conduct of Business since the Last Balance Sheet Date

a)

Since the Last Balance Sheet Date, (i) the Group Companies have carried out the Business as a going concern, in the ordinary course, at arm’s length terms and consistent with past practice and has carried out investments in line with approved budgets and business plans and (ii) there has not been any event, circumstance or condition that had or is likely to have a Material Adverse Effect on any Group Company.

Without limiting the generality of the foregoing, since the Last Balance Sheet Date, other than for what Fairly Disclosed in the Disclosed Information, none of the Group Companies has performed any of the following actions:

b)	Entering into any unusual agreements, arrangements or commitments which materially departed from their ordinary course of business;

c)	any action which could materially interfere with the consummation of the transaction contemplated under this Agreement;

d)	declaring, paying or making any dividend or other distribution, whether express, constructive or hidden;

e)	making any change in the terms of employment of any of its directors, officers or employees;

f)	changing, entering into or terminating any collective bargaining agreements with trade unions or works councils or generally change the working conditions of any employee of any Group Company;

g)	providing a notice of termination by any Group Company to any employee;

h)	forming, entering into, changing, terminating or withdrawing from any partnership, consortium, joint venture or similar business organization;

i)	making amendments to its articles of incorporation or organizational regulations;

j)	transferring any of its assets with a value exceeding CHF 100,000 to any third party;

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k)

increasing, reducing or otherwise changing its share capital, or grant any option or conversion rights on the equity of any Group Company other than for the recent issuance of new Shares of the Company pursuant to the exercise of certain stock options;

l)	granting, increasing or extending any loan to any third party;

m)	granting, creating or allowing the creation of any Lien over any of its assets (including IP Rights) other than liens arising by operation of law;

n)	accepting any subsidies or grants or repaying (in full or partially) any subsidies or grants;

o)	granting any licenses relating to any of its IP Rights other than those entered in the normal course of business;

p)	borrowing any money from any third party;

q)	entering into any guarantee, indemnity or surety other than in the ordinary course of business (such as agreements with customers or suppliers);

r)	materially changing its accounting procedures, principles or practice in effect at the Signing Date; and

s)	agreeing upon, or committing to, any of the foregoing.

8.18	Employment Matters

a)

A true and complete list of all employees and freelancers of the Group Companies as at the Signing Date, including employment status (employee, freelancer or other) date of birth, title, the technical entry/commencement date, work permit, scope of employment (full time or part-time), notice period has been Fairly Disclosed in the Disclosed Information. Apart from the employees of the Group Companies, there are no other individuals who are entitled to claim to be acknowledged as employees of any Group Company.

b)

Other than as Fairly Disclosed in the Disclosed Information, there are no employment or freelancer contracts or other obligations of any Group Company which (i) entitle any Person to an annual gross compensation of more than CHF 120,000 (including variable components), or (ii) can only be terminated with a notice period of more than three months.

c)

No material salary increases have been resolved but not yet implemented. There are no employment, freelancer or benefit agreements or plans entitling an employee or freelancer to severance or other payments due upon the consummation of the transactions contemplated under this Agreement other than as Fairly Disclosed in the Disclosed Information. As of the Signing Date, other than the Company’s employee Sara Mazzuoccolo who has given its notice of termination on 23 June 2021, none of the employees has given or received notice of termination or, to the Sellers’ Best Knowledge, has indicated an intention in writing (including for purposes of this subsection by plain email) to terminate its employment.

d)

There are no bonus, profit sharing schemes, share option schemes, share incentive schemes, distribution participation schemes or any other scheme or commitment, whether of an individual or collective nature, in existence under which any employee or freelancer of any Group Company is entitled to participate in the equity, profits, turnover or other business performance of any Group Company Agreement other than as Fairly Disclosed in the Disclosed Information. None of the employees or freelancers have any outstanding claims for any bonus payments, incentive payments, distribution participations or similar payments against any Group Company other than as Fairly Disclosed in the Dislcosed Information.

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e)

None of the Group Companies is a party to or otherwise bound by collective bargaining agreements or other agreements with labour unions or similar organisations, and there are no orders of general applicability which have an effect on any Group Company. All freelancers that have worked or are currently working for any Group Company have been and are recognised as self-employed persons, and no Group Company will have any liabilities with respect to employment and/or social security Laws in connection with hiring or engaging freelancers.

f)

The Group Companies have been at all times, and are, in compliance with all applicable Laws and contractual obligations (including payment obligations) regarding the employees, temporary workers and freelancers, and no respective proceedings, claims or investigations are pending or threatened in writing. To the Sellers’ Best Knowledge, none of the employees, temporary workers or freelancers has ever claimed any right in any of the IP Rights of any Group Company.

g)

There is no dispute between any Group Company and any of their current or former employees, directors, temporary workers or freelancers pending or, To the Sellers’ Best Knowledge, threatened in writing, and the Group Companies are not involved in any pending litigation with any of the relevant trade unions, works councils and employee representative bodies and there is no strike, slowdown or stoppage actually pending or threatened to occur against any Group Company. There are no work councils or other employees’ representations in any Group Company.

h)

To the Sellers’ Best Knowledge, each Group Company has always been in compliance with all applicable health and safety Laws other than for the full application of the Lex 231 by the Italian Subsidiary.

i)

To the Sellers’ Best Knowledge, the Italian Subsdiary is not, and has not been since the last five years, a party to any commercial agency agreement nor has it perfomed any agreement in a way which might cause the Italian Subsidiary to qualify as a commercial agent under such agreement other than for the Italian Subsidiary appointed as European based responsible entity on behalf of the Company (which is located outside EU). There are no Persons that are entitled to validly claim to be acknowledged as agents of the Italian Subsidiary.

8.19	Social Security and Pensions

a)	All persons who have to be registered by any Group Company as employees with social security and pension institutions are registered accordingly and in compliance with applicable Laws.

b)

The Group Companies’ respective pension payments to their employees in accordance with applicable Law are insured with the statutory pension insurance and/or with any mandatory national public pension fund, i.e., the Group Companies have no own pension institutions.

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c)	To the Sellers’ Best Knowledge, the Group Companies have always been, and are, in compliance with all applicable pension and social security Laws.

d)

All contributions required to be made under (i) any pension or social security Laws or (ii) the terms of any pension scheme, pension plan, benefit plan or similar health and welfare commitments of any Group Company (the items under (ii) collectively the “Benefit Plans”) due by any Group Company for their employees for any period ending before the Closing Date have been timely made or have been adequately provisioned for in the books and accounts of the Group Companies. To the Sellers’ Best Knowledge, the Benefit Plans have no claims against any Group Company other than for the current ordinary contributions. To the Sellers’ Best Knowledge, other than the payment of the current ordinary contributions under the Benefit Plans, the Group Companies do not provide or contribute to, and are not liable to provide or contribute to, the provision of benefits for or in respect of any of their current or former directors, officers or employees or their dependents.

e)

All Benefit Plans are fully funded and there is no funding deficit under any of the Benefit Plans. There are no Benefit Plans of any Group Company other than those Fairly Disclosed in the Disclosed Information.

f)	To the Sellers’ Best Knowledge, the Group Companies are in compliance with all applicable Laws relating to social security, pension and worker compensation.

8.20	Real Estate

a)

The Group Companies do not own and have never owned any real estate. To the Sellers’ Best Knowledge, all lease agreements for the business premises used by any Group Company are in full force and effect, and no notice of termination has been received or given by any Group Company or been threatened in writing by or vis-à-vis any Group Company with regard to any of these lease agreements, and no disputes are pending which could result in termination of any of these lease agreements. To the Sellers’ Best Knowledge, no written notice by any party to any lease agreement of any Group Company has been given with respect to any material breach or material default of any Group Company under such lease agreement.

b)

To the Sellers’ Best Knowledge, the Group Companies have free access to all the real estate currently leased or used other than those sub-leased to third parties as Fairly Disclosed in the Disclosed Information, as required to conduct the Business, other than as restricted by the applicable lease agreement or as set forth in the relevant land registry.

8.21	M&A Transactions

The Group Companies have complied with all obligations under or in connection with all purchase agreements entered into by any Group Company to acquire all or part of the shares in, or assets and liabilities from, other companies or private individuals. In particular, the Group Companies have not violated any tax related blocking period imposed on any Group Company under any of such purchase agreements. Other than the obligation to observe such blocking periods under such purchase agreements, there are no outstanding liabilities under or in connection with such purchase agreements.

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8.22	Corporate Books

All books, accounts, registers and records, as well as all related supporting documents, required by Law to be maintained and stored by the Group Companies (the “Books”) are up to date, correct and complete and have been, kept, maintained and stored in accordance with applicable Law, and, if stored in electronic form, can be made readable again at any time. No written notice or, to the Sellers’ Best Knowledge, no other allegation that any of them is incorrect or should be rectified has been received by any Group Company. All the Books are in the possession of the respective Group Company.

8.23	No Broker’s Fees

None of the Group Companies (i) does have any obligation to pay a broker’s, finder’s or transaction fee or commission in connection with the transactions contemplated by this Agreement, or (ii) other than the cash bonus to Seller 1 as Fairly Disclosed in the Disclosed Information, is liable to pay to any of their respective board members or advisors any sum, fee or commission or grant any right in connection with the transactions contemplated by this Agreement.

8.24	Certain Payments

To the Sellers’ Best Knowledge, neither the Group Companies nor any director, officer, agent, or employee of any Group Company, or any other Person associated with or acting for or on behalf of any Group Company, has directly or indirectly (i) made any contribution, gift, bribe, payoff, influence payment, or kickback to any Person in violation of any applicable Laws, or (ii) established or maintained any fund or asset that has not been recorded in the Books.

8.25	Affiliates and Connected Persons

a)

All transactions and agreements amongst the Group Companies and between any Group Company on the one hand and any of the Sellers, any of their Affiliates or Connected Persons on the other hand have been made within the usual course of business and at arm’s length terms.

b)

As of the Closing Date, except as otherwise provide in this Agreement, (i) there are no agreements in force between any Group Company on the one hand and any of the Sellers, any of their Affiliates or Connected Persons on the other hand not Fairly Disclosed in the Disclosed Information and (ii) none of the Sellers, any of their Affiliates or Connected Persons has any claims against any Group Company.

c)

All guarantees or other security granted or established by (i) any Group Company for any obligation of any of the Sellers, any of their Affiliates or Connected Persons, or (ii) the Sellers, any of their Affiliates or Connected Persons for any obligation of any Group Company, have been fully und conditionally released, waived and terminated prior to the Signing Date.

8.26	Full Disclosure

All information provided to the Buyer and/or its advisors is materially true, complete in all material respects and not misleading and provides a fair and accurate picture of the business and financial situation of the Group Companies.

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9.	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants with effect as of the Signing Date, the Closing Date and the Transfer Date the following:

9.1	Incorporation and Authority

The Buyer is a corporation validly incorporated, duly organized and lawfully existing in accordance with the laws of Switzerland having its registered domicile in Geneva, Switzerland, and is neither in liquidation nor in composition proceedings or in any other similar procedure. The Buyer has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. There are no actions, suits or proceedings pending against the Buyer before any Governmental Authority which involve a claim by a Governmental Authority or by a third party, which would operate to hinder or substantially impair the consummation of the transactions contemplated by this Agreement.

9.2	Effect of Execution of Agreement

This Agreement has been duly executed and delivered by the Buyer, and constitutes legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with its terms. The execution and delivery of this Agreement by the Buyer does not, and the consummation of the transactions contemplated hereby by the Buyer will not violate any agreement to which the Buyer is a party.

9.3	Consent

As of the Transfer Date, the Buyer has the absolute and unrestricted right, power, authority and capacity and it has taken all actions and obtained all consents and approvals (including from corporate bodies, and authorities, or otherwise) necessary to execute, and perform its obligations under this Agreement.

9.4	Payment Shares

a)

The Buyer represents that, on the Transfer Date, the Payment Shares are free and clear of any Lien and rights of third parties of any nature (including options, voting obligations or restrictions or other rights of whatever nature restricting the ownership, the disposability or the voting rights), and the Buyer is under no obligation to grant or create any such Liens or third-party rights.

b)

The Buyer represents that, on the Transfer Date, it assigns and transfers full legal and beneficial ownership of the Payment Shares constituting the Share Transfer to the Sellers, free and clear from any Liens and third-party rights, and the Sellers will be the sole and unrestricted owners of such Payment Shares.

c)

The Buyer represents that there is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against it in respect of the Payment Shares or its entitlement to dispose of the Payment Shares.

d)	The Buyer has the right and power to transfer to the Sellers the unencumbered and unrestricted ownership in the Payment Shares on the Transfer Date.

e)

On the Transfer Date, the Payment Shares are validly issued, fully paid-in to their nominal value and free of obligations to make additional capital payments, and the Payment Shares have not been repaid in whole or in part.

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f)

All disclosures to Governmental Authorities in respect of the transaction contemplated hereunder and/or the issuance of the Payment Shares required to be made by the Buyer have been timely and correctly made.

9.5	Milestones

a)	The representations and warranties made by the Buyer in Section 9.4 shall be applicable, mutatis mutandis, to any Buyer Shares delivered to the Sellers upon the achievement of any Milestones.

b)	The Buyer represents and warrants that it will make its reasonable commercial efforts to provide power and resources to the Group Companies for the prosecution of the Milestones

10.	EXCLUSIVE REPRESENTATIONS AND WARRANTIES

Each Party acknowledges that, other than as expressly provided in this Agreement, the other Parties have not made, and do not make, and have not relied and do not rely on, any other representations and warranties, express or implied, relating to the subject matter of this Agreement.

11.	REMEDIES OF BUYER FOR BREACH OF REPRESENTATIONS AND WARRANTIES

11.1	Sellers’ Right to Cure and Sellers’ Liability

If and to the extent a misrepresentation or breach of a warranty under this Agreement notified by the Buyer to the Sellers pursuant to Section 11.2 is not cured within 45 Business Days following receipt of the respective Notice of Breach, the Sellers shall be liable in proportion to their respective shareholdings in the Company as set forth in Annex D, and not jointly (nicht solidarisch), to the Buyer or, at the Buyer’s discretion, the Company, irrespective of any fault of the Sellers (verschuldensunabhängig), for any damage, cost and expense, excluding any consequential, punitive, special and incidental damages (together the “Damage”) suffered and/or incurred by the Buyer and the Group Companies as a result of or connected with a misrepresentation and/or breach of warranty by any Seller.

11.2	Notice of Breach

In case of a misrepresentation or breach of a warranty set forth in Section 8, the Buyer shall deliver to the Sellers a notice in writing (the “Notice of Breach”), within 45 Business Days after having obtained sufficient knowledge of such misrepresentation or breach of a warranty informing the Sellers about the misrepresentation or breach including a reasonable description of the misrepresentation or breach to the extent then known.

Failure to deliver a Notice of Breach within the time period set forth above shall not exclude Sellers’ liability, provided, however, that the Sellers shall not be liable for any Damage caused or aggravated by the Buyer’s failure to give timely notice within the time period pursuant to this Section 11.2.

The regime provided for in this Section 11.2 shall be in lieu of, not in addition to, Buyer’s duty to immediately inspect and notify the Sellers in accordance with Art. 201 CO. Art. 201 CO shall not apply.

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11.3	Term

Claims by the Buyer against the Sellers for misrepresentation or breach of warranty shall be time-barred (verjährt) whereby Art. 210 para. 1 CO shall not apply:

a)	unless otherwise set forth in this Section 11.3, 12 (twelve) months after the Closing Date;

b)	with regard to representations and warranties in Sections 8.6 (Taxes) and 8.19 (Social Security and Pensions), 6 (six) months after the expiry of the relevant statute of limitation; and

c)	with regard to the representations and warranties in Sections 8.1 (Incorporation and Authority), 8.2 (Shares) and 8.3 (Incorporation and Qualification) 10 (ten) years after the Closing Date, and

d)	with regard to the representations and warranties in lit. d) only of Section 8.9 (Material Contracts), 5 (five) years after the Closing Date.

11.4	Third-Party Claims

In case of a claim or other notification brought or threatened by any third party or Governmental Authority against the Buyer or any Group Company, which is reasonably likely to qualify as a claim of the Buyer against the Sellers for misrepresentation or breach of warranty (each a “Third-Party Claim”), the Buyer shall, within 10 (ten) Business Days (or prior, if the circumstances require a shorter notice) after the Buyer becomes aware of such Third-Party Claim, notify in writing such Third-Party Claim to the Sellers, providing the reasonable particulars thereof and specifying (to the extent possible) the claimed amounts. The Sellers will have the right to participate and, to the maximum extent permitted by Law, join, at their cost, by counsels of their choosing, in the defense of a Third-Party Claim. In any case, the Sellers will cooperate with the Buyer in the preparation for and the prosecution of the defense of such claim, action, suit or proceeding, including making available evidence within the control of the Sellers. Provided that the procedure mentioned in this Section 11.4 has been respected, if and to the extent that the Sellers will be liable under this Agreement, the Sellers shall finally bear all attorney’s fees sustained or incurred by the Buyer and/or the Group Companies in the defence of the Third-Party Claim (to the extent such fees cannot be recovered from the third party), subject and without prejudice to Section 14.1. The Buyer shall not settle or permit the settlement of a Third-Party Claim without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed, and which shall be deemed to be given absent an objection by the Sellers within 10 (ten) Business Days of being notified of such proposal.

11.5	Reduction of Liability

The liability of the Sellers for a misrepresentation or breach of warranty shall be excluded or reduced, as the case may be, if and to the extent the Sellers can prove that:

a)

the facts or circumstances to which the claim relates have been Fairly Disclosed in the Disclosed Information (Annex 11.5a)). Art. 200 CO is hereby explicitly waived by the Parties. With regard to any breaches of Sections 8.1 (Incorporation and Authority), 8.2 (Shares), 8.3 (Incorporation and Qualification) and lit. d) only of Section 8.9 (Material Contracts), this Section 11.5a) shall not apply;

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b)

the relevant Damage was actually recovered from a third party including any Governmental Authority, by the Buyer or, following Closing, any Group Company under any title whatsoever, in particular under the terms of any of the Policies, after deduction of all duly documented costs and expenses incurred in making such recovery (including reasonable attorney’s fees and increased insurance premiums);

c)	the Buyer, or after Closing, any Group Company failed to mitigate the Damage in accordance with mandatory Swiss law or as set forth in this Agreement;

d)	a specific provision has been made in the Financial Statements for the matter that is the subject of the claim; or

e)	any Tax payable by any Group Company is actually reduced as a result of a matter giving rise to a claim of the Buyer.

11.6	Limitation of Liability

a)

No liability shall attach to the Sellers under or in connection with a misrepresentation or breach of warranty under this Agreement (i) where the individual claim does not exceed CHF 50,000 (the “De Minimis Amount”) and (ii) where the aggregate amount of claims (excluding claims which do not exceed the De Minimis Amount in the individual case) does not exceed CHF 500,000 (the “Threshold”). If the liability of the Sellers under or in connection with a misrepresentation or breach of warranty under this Agreement exceeds the Threshold, the Buyer shall be entitled to claim the total amount and not only the amount in excess of the Threshold.

b)	The total aggregate liability of the Sellers under or in connection with a misrepresentation or breach of warranty under this Agreement shall be limited to CHF 4,000,000 (the “Cap”).

c)

Any limitation of liability under Sections 11.6a) and 11.6b) shall not apply to the Sellers’ representations and warranties contained in Sections 8.1 (Incorporation and Authority), 8.2 (Shares) and 8.3 (Incorporation and Qualification) and lit. d) only of Section 8.9 (Material Contracts), provided, however, that the total aggregate liability for any Damage caused by the Sellers related thereto shall be limited to 100% of the received portion of the Purchase Price.

11.7	Remedies of the Sellers

The provisions of Sections 11.1 through 11.6 apply mutatis mutandis to claims of the Sellers because of misrepresentations or breaches of warranty by the Buyer.

11.8	Exclusive Remedies; No Rescission

The rights of the Buyer set out in this Agreement are exclusive of any other legal rights. In particular, the right to rescind this Agreement under art. 23 et seq. and under art. 195 and 205 CO and the right to claim a reduction of the purchase price under art. 196 and 205 CO are excluded to the largest extent admissible under Swiss law.

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12.	SPECIFIC INDEMNITIES

12.1	General

The Parties’ respective obligations set forth in this Section 12 constitute non-accessory guarantees of the Parties in the sense of art. 111 CO and are valid and enforceable irrespective of (i) any fault of the Sellers (verschuldensunabhängig), (ii) any disclosure in this Agreement, in the Disclosed Information or otherwise or (iii) any actual or constructive knowledge of the Buyer. No limitations of each Party’s liability under this Agreement (including in Section 11) shall apply to any claims any other Party may have under or in connection with this Section 12; provided that (a) the total aggregate liability of the Sellers under Section 12.2 shall not exceed the received portion of the Purchase Price and (b) the total aggregate liability of the Buyer under Section 12.3 shall not exceed 15% (fifteen percent) of the undelivered part of such Buyer Shares (i.e., corresponding to two (2) full years of delay).

12.2	Covid Loans

Subject to Section 13.4, the Sellers shall indemnify and hold harmless the Buyer and the Group Companies from and against any Damage suffered by the Buyer or any Group Company arising out of, resulting from or in connection with any Covid Loans taken out by any Group Company.

12.3	Late Transfer of Buyer Shares

If, on the Transfer Date, the Buyer has not transferred the Payment Shares to the Sellers and/or the Escrow Shares to the Escrow Account, the Buyer shall pay to the Sellers, per each year of delay, a penalty of 7.5% (seven point five percent) of the undelivered part of such Buyer Shares as follows: (i) 50% (fifty percent) in cash in CHF and (ii) 50% (fifty percent) in additional Buyer Shares being computed as the product of the 20 Day VWAP preceding and including 25 June 2021, multiplied by the number of Buyer Shares to equal the undelivered part of such Buyer Shares (with any fractions of Buyer Shares to be rounded up), each to be calculated proportionally to each day of delay from the first Business Day following the Transfer Date.

13.	OTHER COVENANTS

13.1	Confidentiality

Each Party shall keep all documents and information regarding the other Parties and the Group Companies that have been provided by such Party in view of entering into this Agreement strictly confidential from any other Person and shall use best efforts to ensure compliance by its representatives or advisors unless (i) there is a judicial or administrative procedure (including in connection with obtaining the necessary governmental approvals for the transaction provided for in this Agreement, if any) or another legal requirement compelling disclosure or (ii) disclosed in an action or proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder. Excempt are documents and information:

a)	previously already known by the receiving Party;

b)	already in the public domain without fault of the receiving Party; or

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c)

later obtained by the receiving Party from another source; provided the receiving Party is not aware that this other source is also under an obligation to the other Party to keep such documents and information confidential;

provided, however, that following the Closing the foregoing restrictions shall not apply to the Buyer’s use of documents and information concerning any Group Company.

Notwithstanding the foregoing, the Buyer shall be authorized to disclose any information regarding the transactions contemplated by this Agreement and regarding the Group Companies and the Business to its advisors, investors and financing providers.

From the Closing, the Sellers shall keep strictly confidential and shall procure that any Affiliates and or Connected Persons of the Sellers keep strictly confidential any confidential information and business secrets concerning any Group Company and the Business and shall refrain, and shall cause their Affiliates and Connected Persons to refrain, from using such confidential information and business secrets for its or their own benefit and for the benefit of another Person.

13.2	Public Announcements

As from the Signing Date, all public announcements or press releases concerning this Agreement shall only be issued after the Sellers and the Buyer have agreed on the contents and timing of such public announcement or press release, save for any public announcement or press release required by applicable Law or any Governmental Authority (including any securities exchange).

Simultaneously with any public announcement, the employees of the Group Companies shall be informed by the Sellers in an appropriate manner about this Agreement.

13.3	Non-Competition and Non-Solicitation by certain Sellers

Each of the Sellers being individuals (i.e., all Sellers except for the corporate Sellers 5, 7 and 8), undertakes not to, directly or indirectly, and procures that none of its Affiliates and Connected Persons will, for a period of 12 (twelve) months after the Closing, either on their own account or in conjunction with or on behalf of any other Person:

a)

carry on or be engaged in, concerned with or interested in, whether as shareholder (other than as a shareholder in a company where the shareholding is for investment purposes only and amounts to not more than 5% of the issued and outstanding equity interests of such company), partner, board member agent, advisor, employee or otherwise, any business which competes with the Core Business of any Group Company as of the Signing Date;

b)	actively solicit or entice away any employee, exclusively bound agent or freelancer of any Group Company or otherwise encourage such Person to leave any Group Company; and/or

c)	induce any partner or customer of any Group Company to cease or reduce doing business with any Group Company.

In the event of a breach of any covenant set forth in this Section 13.3, the respective Seller(s) shall pay a contractual penalty to the Buyer in the amount of CHF 100,000 per breach. In case of a continuous breach, an additional contractual penalty of CHF 100,000 shall become due after each week of duration of such breach (whereby the amount shall be payable pro rata in case of a breach lasting less than a full week).

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The payment of the contractual penalty or any Damages shall not discharge the respective Sellers from continued compliance with the covenants set forth in this Section 13.3. In addition, the Buyer has the right to seek specific performance of the Sellers’ obligations under this Section 13.3 and to seek the payment of Damages from the respective Sellers for any Damage suffered by the Buyer or any Affiliate of the Buyer (including, without limitation, the Group Companies).

13.4	Refunding of Covid Loans

Within 30 (thirty) calendar days upon the Closing Date, the Buyer shall completely refund to the respective lenders the Covid Loans.

14.	MISCELLANEOUS

14.1	Costs and Transfer Taxes

Except as otherwise set forth in this Agreement, each Party shall bear its own costs, Taxes and expenses arising out of or incurred in connection with this Agreement and all transactions contemplated hereby.

14.2	Sellers’ Representative

a)

By virtue of their execution of this Agreement, the Sellers designate and appoint Seller 6 (the “Sellers’ Representative”) as their authorized representative and general attorney-in-fact under this Agreement, with the right of substitution and multiple representation, to exercise any rights and to give and receive notices and communications on behalf of the Sellers under this Agreement. Notices or communications to or from the Sellers’ Representative constitute notice to or from the Sellers for all purposes under this Agreement.

b)

In the event of any inability to act of the Sellers’ Representative, a successor Sellers’ Representative will be appointed promptly by the Sellers, and the Sellers will so notify the Buyer. Each successor Sellers’ Representative has all of the power, authority and rights conferred by this Agreement upon the original Sellers’ Representative.

c)

A decision, act, consent or instruction of the Sellers’ Representative constitutes a decision, act, consent or instruction of the Sellers and is final, binding and conclusive upon the Sellers, and the Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of the Sellers.

d)

This appointment and grant of power and authority by the Sellers to the Sellers’ Representative pursuant to this Section 14.2 is irrevocable and may not be terminated by the act of any Seller or by operation of law, whether upon the winding-up, liquidation, death or incapacity of any Seller or any insolvency event of any Seller, or by the occurrence of any other event.

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14.3	Notices

All notices and other communications to be given by any Party under this Agreement shall be made in writing and shall be delivered by (i) registered mail (return receipt requested) or (ii) an internationally recognized courier, in each case anticipated by email, to the following addresses:

If to the Sellers, to the Sellers’ Representative’s address:

Badertscher Attorneys

Attn: Dr. Thomas M. Rinderknecht

Grafenauweg 6

P.O.Box 7243

CH-6302 Zug

Switzerland

Tel: +41 41 726 60 60

Fax: +41 41 726 60 66

Email: rinderknecht@b-legal.ch

With a copy to (which shall not constitute notice):

BMA BRUNONI MOTTIS & ASSOCIATI STUDIO LEGALE SA

Attn: Andrea Visani

Via C. Frasca 5

Casella postale 5272

CH-6901 Lugano

Switzerland

Tel: +41 91 911 95 50

Fax: +41 91 911 95 55

Email: andrea.visani@bmalegal.ch

If to the Buyer:

RELIEF THERAPEUTICS Holding SA

Attn: Jack Weinstein, CFO and Treasurer

avenue de Sécheron 15

CH-1202 Geneva

Switzerland

Email: jack.weinstein@relieftherapeutics.com

With a copy to (which shall not constitute notice):

VISCHER AG

Attn: Dr. Robert Bernet

Schützengasse 1

P.O.Box

CH-8021 Zurich

Switzerland

Email: rbernet@vischer.com

or such other address as any Party may notify to the other Parties in accordance with the above.

Any notice or communication shall be deemed to have been delivered on the Business Day on which it has been received (by registered mail, email or courier) by the recipient thereof.

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14.4	Waiver

Failure of any of the Parties to enforce any of the provisions of this Agreement or any rights with respect thereto shall (i) in no way be considered as a waiver of such provisions or rights and (ii) not in any way affect the validity of this Agreement. The waiver of any breach of agreement by any Party shall not operate to be construed as a waiver of any other prior or subsequent breach.

14.5	Entire Agreement

This Agreement together with its Annexes constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior written and oral agreements between the Parties relating thereto.

14.6	Severability

If any provision of this Agreement is held to be invalid or unenforceable for any rea-son it shall be revised rather than rendered void, if possible, in order to achieve the intent of the Parties to this Agreement to the fullest extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible. The same shall apply in case of a gap.

14.7	Amendment

This Agreement (including this Section 14.7) may be amended only in writing through a document duly signed by each Party.

14.8	Assignment

No Party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties, provided, however, that the Buyer may assign this Agreement or any rights or obligations hereunder to any of its Affiliates.

14.9	Governing Law

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of law principles and international treaties excluding the conflict of law rules and excluding treaties or international conventions such as the UN-Convention on Contracts for the International Sale of Goods dated 11 April 1980.

14.10	Jurisdiction

Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be submitted to the exclusive jurisdiction of the ordinary courts of Zurich 1, Switzerland.

[Remainder of the page left intentionally blank. Signature pages follow.]

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The Seller 1: Paolo Galfetti

/s/ Andrea Visani
Name:	Andrea Visani
Function:	By power of attorney

The Seller 2: Giorgio Reiner

/s/ Andrea Visani
Name:	Andrea Visani
Function:	By power of attorney

The Seller 3: Alessandro Bossi

/s/ Andrea Visani
Name:	Andrea Visani
Function:	By power of attorney

The Seller 4: Massimo Poletti

/s/ Andrea Visani
Name:	Andrea Visani
Function:	By power of attorney

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The Seller 5: Onelife AG

/s/ Andrea Visani
Name:	Andrea Visani
Function:	By power of attorney

The Seller 6: Dr. Thomas M. Rinderknecht

/s/ Andrea Visani
Name:	Andrea Visani
Function:	By power of attorney

The Seller 7: HBM BioCapital II LP

/s/ Andrea Visani
Name:	Andrea Visani
Function:	By power of attorney

The Seller 8: AKT s.r.l.

/s/ Andrea Visani
Name:	Andrea Visani
Function:	By power of attorney

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The Seller 9: Valentina Reiner

/s/ Andrea Visani
Name:	Andrea Visani
Function:	By power of attorney

The Seller 10: Jacques Gonella

/s/ Andrea Visani
Name:	Andrea Visani
Function:	By power of attorney

The Seller 11: Enrico Braglia

/s/ Andrea Visani
Name:	Andrea Visani
Function:	By power of attorney

The Buyer: RELIEF THERAPEUTICS Holding SA

/s/ Peter Kühn
Name:	Dr. Peter Kühn
Function:	By power of attorney